Exhibit 99.1

MB Financial Completes American Chartered Merger

Chicago-based bank continues to expand commercial banking business

CHICAGO, Aug. 24, 2016 (GLOBE NEWSWIRE) — MB Financial, Inc. (NASDAQ:MBFI), the parent company of MB Financial Bank, N.A., announced today it has completed its merger with American Chartered Bancorp, Inc. (“American Chartered”), and its wholly owned bank subsidiary,  American Chartered Bank has been merged into MB Financial Bank.

The American Chartered merger adds 15 Chicago-area offices, $2.77 billion in assets and $2.36 billion in deposits to MB Financial’s commercial banking business. American Chartered specialized in serving privately owned, small and mid-sized businesses.

“The completion of this transaction results in a notable expansion of MB’s commercial banking business and core deposit franchise. Just as importantly, the acquisition is aligned with MB Financial’s deep commitment to exceptional service through bankers who are dedicated to their clients’ success,” said Mitchell Feiger, President and CEO, MB Financial, Inc. “I’m pleased to welcome American Chartered clients and staff to MB Financial Bank.  I’m confident the combined organization will bring even stronger value to our clients and communities.”

About MB Financial

MB Financial, Inc. is the Chicago-based holding company for MB Financial Bank, N.A. which has approximately $19 billion in assets and a more than one hundred year history of building deep and lasting relationships with middle-market companies and individuals. MB offers a full range of powerful financial solutions and the expertise and experience of bankers who are focused on their clients’ success. MB Financial Bank is a wholly owned subsidiary of MB Financial, Inc. (NASDAQ:MBFI).

Safe Harbor Statement:

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. By their nature, such statements are subject to numerous factors that could cause actual results to differ materially from those anticipated in such statements, including, without limitation, the possibility that expected revenues, cost savings, synergies and other benefits from the MB Financial-American Chartered merger might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected, as well as other factors as discussed in MB Financial’s filings with the Securities and Exchange Commission.

MB Financial, Inc.:

Berry Allen — Investor Relations

E-Mail: beallen@mbfinancial.com